EXHIBIT 10(f)-2

DIRECTOR
RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, dated as of _____________, 20__ (the "Agreement Date"), by and between Ethan Allen Interiors Inc. (the "Company") and __________________ (the "Director").

WITNESSETH THAT:

WHEREAS, the Company maintains the Ethan Allen Interiors Inc. 1992 Stock Option Plan (the "Plan"); and

WHEREAS, the Director has been selected by the Compensation Committee of the Board of Directors of the Company (the "Committee") to receive an award under the Plan;

NOW THEREFORE, IT IS AGREED between the Company and the Director as follows:

1.

Award. The Director is granted as of _____________, 20__ (the "Grant Date"), _________ shares of common stock, par value $.01 per share ("Common Stock"). All such shares, collectively, shall hereinafter be referred to as the "Restricted Stock".

2.	Restrictions on Shares. During the Restricted Period (as described in paragraph 4):
(a)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered.
(b)

The certificate representing such shares shall be registered in the name of the Director shall be deposited with the Company, together with a stock power (in such form as the Company may determine) and shall be imprinted with a legend as referred to in paragraph 4.

(c)	Rights as Stockholder. The Director will have none of the rights of a stockholder (i.e., the right to vote or receive dividends) with respect to the Restricted Stock unless and until the Restricted Stock has vested, subject to such requirements of transferability, custody and forfeiture consistent with those applicable to the underlying shares of Common Stock.
3.

Transfers at Termination of Restricted Period. At the end of the Restricted Period, the certificate representing such shares shall be transferred to the Director (or the Director's legal representative or heir) free of all legends and restrictions referred to in this Agreement.

4.

Vesting and Forfeitures. Shares shall cease to be restricted stock and shall become vested in accordance with the following schedule provided the DIRECTOR is PROVIDING SERVICES TO the company on the following vesting dates:

Vesting Date	Number of Shares Becoming Vested

Any shares of Restricted Stock that do not vest on a Vesting Date shall be immediately forfeited by the Director, and returned and released to the Company, and the Director thereafter shall have no further rights with respect to such shares.

Any shares of Restricted Stock that are not vested or forfeited on the date on which the Director ceases to serve in such capacity, other than by reason of the Director having been removed from such service in accordance with the By-Laws of the Company, shall vest on such date.

During the Restricted Period, all certificates evidencing the Restricted Stock will be imprinted will the following legend: "The securities evidenced by this certificate are subject to the transfer restrictions, forfeitures and other provisions of the Restricted Stock Agreement, dated as of ______________ between Ethan Allen Interiors Inc. and __________."

5.

Change in Control. Notwithstanding the provisions of paragraph 4, the Restricted Period for all shares of Restricted Stock will end not later than the date of a Change in Control, if the Director is then providing services to the Company and such shares were not previously forfeited in accordance with paragraph 4. For purposes of this Agreement, a "Change in Control" shall occur upon the occurrence of any of the following:

(a)

the Board or the shareholders of the Company or Ethan Allen Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Subsidiary"), either or both, as may be required to authorize the same, shall approve (i) any liquidation of the Company or the Subsidiary, or the sale of substantially all of the assets of the Company and the Subsidiary taken as a whole, or (ii) any merger, consolidation and/or other business combination involving the Company or the Subsidiary or any combination of any such transactions (a "Transaction"), other than a Transaction (A) involving only the Company and the Subsidiary, or (B) immediately after which the shareholders of the Company who were shareholders immediately prior to the transaction continue to own beneficially, directly or indirectly, in substantially similar proportions to those in effect immediately prior to such transaction more than 50% of the then outstanding voting securities of the Company or the survivor or any parent thereof, as applicable;

(b)

any Person (as defined below) or group (as such term is defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of related Persons (other than the Company, an employee benefit plan sponsored by the Company or the Subsidiary, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of the stock of the Company) shall beneficially own, directly or indirectly, more than 50% of the then outstanding voting stock of the Company or the Subsidiary (for purposes of this Agreement, "Person(s)" means any individual, entity, or other person, as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof; or

(c)

the Board or the Company shall authorize, approve or engage in any Business Combination with an Interested Person, each as defined in Article Fifth of the Company's Restated Certificate of Incorporation.

6.

Adjustments to Number of Shares. Subject to the following provisions of this paragraph 6 in the event of any change in the outstanding shares of common stock of the Company by reason of any stock dividend, split, spinoff, recapitalization or other similar change, the terms and the number of shares of any outstanding Restricted Stock shall be equitably adjusted by the Company to the extent that such adjustment is necessary to preserve the benefit of this Agreement for the Director and the Company.

7.

Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

8.

Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to choice of law principles. Notwithstanding any other provision of this Agreement to the contrary, the Company may subject shares of stock transferred pursuant to this Agreement to such conditions, limitations or restrictions as the Company determines to be necessary or desirable to comply with any applicable law or regulation.

9.	Amendment. This Agreement may be amended by written agreement of the Director and the Company, without the consent of any other person.

IN WITNESS WHEREOF, the Director has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

DIRECTOR _____________________________________
ETHAN ALLEN INTERIORS INC. By: __________________________________ Name: _______________________________ Title: _________________________________